UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

May 25, 2017

Date of Report (Date of earliest event reported)

Tocagen Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-38052	26-1243872
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3030 Bunker Hill Street, Suite 230 San Diego, California	92109
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (858) 412-8400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b–2 of the Securities Exchange Act of 1934 (§ 240.12b–2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)

Executive Officer Base Salary

On May 25, 2017, the Compensation Committee (the “Committee”) of our Board of Directors (the “Board”) approved increases in base salary for our executive officers (other than for Martin J. Duvall, our Chief Executive Officer) and, on May 26, 2017, the Board, based on the recommendation of the Committee, approved an increase in base salary for Mr. Duvall. The increases in base salary are effective as of June 5, 2017. The following table sets forth the increased base salaries for our named executive officers and Mark Foletta, our Chief Financial Officer and principal financial officer:

Name	Title	Base Salary
Martin J. Duvall	Chief Executive Officer	$480,000
Harry E. Gruber, M.D.	President, Research and Development	$365,000
Asha Das, M.D.	Senior Vice President and Chief Medical Officer	$370,000
Mark Foletta	Executive Vice President and Chief Financial Officer	$365,000

2017 Bonus Plan

On May 25, 2017, the Committee approved our 2017 bonus plan (the “2017 Bonus Plan”); provided, that Mr. Duvall’s target bonus opportunity under the 2017 Bonus Plan was approved by the Board, based on the recommendation of the Committee, on May 26, 2017. Under the 2017 Bonus Plan, our executive officers are provided with the opportunity to earn bonus payments calculated based upon the achievement of specified corporate and individual goals, with each executive officer being assigned a corporate and individual goal weighting. Under the 2017 Bonus Plan, each employee is assigned a target bonus opportunity, which is reflected as a percentage of that individual’s 2017 base salary and is based on the individual’s role and title in the company.

Under the 2017 Bonus Plan, the target bonus opportunity as a percentage of 2017 base salary and corporate and individual goal weighting for each of our named executive officers and Mr. Foletta is as follows:

Name	Title	Target Bonus	Corporate	Individual
Martin J. Duvall	Chief Executive Officer	50%	100%	0%
Harry E. Gruber, M.D.	President, Research and Development	40%	100%	0%
Asha Das, M.D.	Senior Vice President and Chief Medical Officer	35%	75%	25%
Mark Foletta	Executive Vice President and Chief Financial Officer	40%	100%	0%

The corporate goals under the 2017 Bonus Plan consist of clinical development goals, operational goals, strategic goals and financial goals.

The foregoing is only a summary of the material terms of the 2017 Bonus Plan, and does not purport to be complete and is qualified in its entirety by reference to the full text of the 2017 Bonus Plan, which will be filed with the Securities and Exchange Commission as an exhibit to our Quarterly Report on Form 10-Q for the quarterly period ending June 30, 2017.

Stock Option Grants

On May 25, 2017, the Committee approved the grant of additional stock options to our executive officers (other than for Mr. Duvall), contingent and effective upon the Board’s approval of Mr. Duvall’s increased base salary, target bonus opportunity under the 2017 Bonus Plan and additional stock option grant and, on May 26, 2017, the Board, based on the recommendation of the Committee, approved the grant of an additional stock option to Mr. Duvall (and, as described above, approved Mr. Duvall’s increased base salary and target bonus opportunity under the 2017 Bonus Plan). The following table sets forth the number of shares underlying the stock option grants to our named executive officers and Mr. Foletta:

Name	Title	Stock Options
Martin J. Duvall	Chief Executive Officer	285,000
Harry E. Gruber, M.D.	President, Research and Development	40,000
Asha Das, M.D.	Senior Vice President and Chief Medical Officer	130,000
Mark Foletta	Executive Vice President and Chief Financial Officer	85,000

The stock options described above were granted under our 2017 Equity Incentive Plan and have a per share exercise price equal to $16.32, the closing price of our common stock as reported on The NASDAQ Global Select Market on May 26, 2017. Each option is subject to a four-year vesting schedule, with 25% vesting one year after the vesting commencement date and the balance vesting monthly over the remaining 36 months, subject to the respective optionholder’s continued service with us. The options for Mr. Duvall, Dr. Gruber and Mr. Foletta provide for full acceleration of all of the shares subject to the option in the event of a change in control. The option for Dr. Das provides for vesting acceleration of up to 25% of the shares subject to the option in the event of a change in control. Each option provides for vesting acceleration of up to 25% of the shares subject to the option in the event of the respective optionholder’s death or disability.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Tocagen Inc.

Date: June 1, 2017	By:	/s/ Mark Foletta
Mark Foletta
Chief Financial Officer